                                                               Page 1 of 8 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1

                                 VIACELL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92554J105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ] Rule 13d-1(b)
                  [X] Rule 13d-1(c)
                  [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filed out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
Notes).

                                                               Page 2 of 8 Pages

                                  SCHEDULE 13G

---------------------------------------- ------------------------------------- -------------------------------------

CUSIP NO. 92554J105
---------------------------------------- ------------------------------------- -------------------------------------

-------- -----------------------------------------------------------------------------------------------------------

         NAME OF REPORTING PERSON
         HealthCor Management, L.P.

   1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)
         20-2893681
-------- -----------------------------------------------------------------------------------------------------------

         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) [ ]
   2                                                                                                   (b) [X]
-------- -----------------------------------------------------------------------------------------------------------

         SEC USE ONLY
   3
-------- -----------------------------------------------------------------------------------------------------------

         CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
   4
----------------------- ------ -------------------------------------------------------------------------------------

       NUMBER OF               SOLE VOTING POWER
        SHARES
     BENEFICIALLY         5    0
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH
      REPORTING                SHARED VOTING POWER
        PERSON
         WITH             6    2,150,000
                        ------ -------------------------------------------------------------------------------------

                               SOLE DISPOSITIVE POWER

                          7    0
                        ------ -------------------------------------------------------------------------------------

                               SHARED DISPOSITIVE POWER

                          8    2,150,000
-------- -----------------------------------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9                           2,150,000
-------- -----------------------------------------------------------------------------------------------------------

         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
  10
-------- -----------------------------------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
  11     5.6%
-------- -----------------------------------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON*

  12     PN
-------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 8 Pages

SCHEDULE 13G

---------------------------------------- ------------------------------------- -------------------------------------

CUSIP NO. 92554J105
---------------------------------------- ------------------------------------- -------------------------------------

-------- -----------------------------------------------------------------------------------------------------------

         NAME OF REPORTING PERSON
         Arthur Cohen

   1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)
-------- -----------------------------------------------------------------------------------------------------------

         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) [ ]
   2                                                                                                   (b) [X]
-------- -----------------------------------------------------------------------------------------------------------

         SEC USE ONLY
   3
-------- -----------------------------------------------------------------------------------------------------------

         CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
   4
----------------------- ------ -------------------------------------------------------------------------------------

      NUMBER OF                SOLE VOTING POWER
        SHARES
     BENEFICIALLY         5    0
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH
      REPORTING                SHARED VOTING POWER
        PERSON
         WITH             6    2,150,000
                        ------ -------------------------------------------------------------------------------------

                               SOLE DISPOSITIVE POWER

                          7    0
                        ------ -------------------------------------------------------------------------------------

                               SHARED DISPOSITIVE POWER

                          8    2,150,000
-------- -----------------------------------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9                           2,150,000
-------- -----------------------------------------------------------------------------------------------------------

         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
  10
-------- -----------------------------------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
  11     5.6%
-------- -----------------------------------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON*

  12     IN
-------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 8 Pages

SCHEDULE 13G

---------------------------------------- ------------------------------------- -------------------------------------

CUSIP NO. 92554J105
---------------------------------------- ------------------------------------- -------------------------------------

-------- -----------------------------------------------------------------------------------------------------------

         NAME OF REPORTING PERSON
         Joseph Healey

   1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY)
-------- -----------------------------------------------------------------------------------------------------------

         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                             (a) [ ]
   2                                                                                                   (b) [X]
-------- -----------------------------------------------------------------------------------------------------------

         SEC USE ONLY
   3
-------- -----------------------------------------------------------------------------------------------------------

         CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
   4
----------------------- ------ -------------------------------------------------------------------------------------

      NUMBER OF                SOLE VOTING POWER
        SHARES
     BENEFICIALLY         5    0
       OWNED BY         ------ -------------------------------------------------------------------------------------
         EACH
      REPORTING                SHARED VOTING POWER
        PERSON
         WITH             6    2,150,000
                        ------ -------------------------------------------------------------------------------------

                               SOLE DISPOSITIVE POWER

                          7    0
                        ------ -------------------------------------------------------------------------------------

                               SHARED DISPOSITIVE POWER

                          8    2,150,000
-------- -----------------------------------------------------------------------------------------------------------

         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
   9                           2,150,000
-------- -----------------------------------------------------------------------------------------------------------

         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]
  10
-------- -----------------------------------------------------------------------------------------------------------

         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
  11     5.6%
-------- -----------------------------------------------------------------------------------------------------------

         TYPE OF REPORTING PERSON*

  12     IN
-------- -----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 5 of 8 Pages

Item 1(a).         Name of Issuer: Viacell, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
                        245 First Street
                        Cambridge, MA 02142

Item 2(a, b, c).  Name of Persons Filing, Address of Principal Business Office,
                  Citizenship:

                  (i) HealthCor Management, L.P., a Delaware limited
                  partnership; Carnegie Hall Tower, 152 West 57th Street, 47th
                  Floor, New York, New York 10019;

                  (ii) Joseph Healey; Carnegie Hall Tower, 152 West 57th Street,
                  47th Floor, New York, New York 10019; and

                  (iii) Arthur Cohen, 12 South Main Street, #203 Norwalk, CT
                  06854. Both Mr. Healey and Mr. Cohen are United States
                  citizens.

Item 2(d).        Title of Class of Securities: common stock, par value $0.01 per share (the "Common Stock")

Item 2(e).        CUSIP Number:  92554J105

Item 3.           Not Applicable.

Item 4.           Ownership.

            1.    HealthCor Management, L.P.

                  (a)   Amount beneficially owned: 2,150,000 shares.

                  (b)   Percent of class: 5.6%. The percentage of Common Stock
                        reported as beneficially owned is based upon 38,352,967
                        shares outstanding as reported by the Issuer on its
                        Quarterly Report on Form 10-Q filed on November 14,
                        2005, for the quarter ended September 30, 2005.

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote: 0

                        (ii)  Shared power to vote or to direct the vote:
                              2,150,000 shares.

                        (iii) Sole power to dispose or to direct the disposition
                              of: 0

                        (iv)  Shared power to dispose or to direct the
                              disposition of: 2,150,000 shares.

            2. Joseph Healey

                  (a) Amount beneficially owned: 2,150,000 shares.

                  (b) Percent of class: 5.6% (determined as set forth in
                      paragraph 1(b) of this Item 4)

                  (c) Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote: 0

                      (ii)  Shared power to vote or to direct the vote:
                            2,150,000 shares.

                      (iii) Sole power to dispose or to direct the disposition
                            of: 0

                                                               Page 6 of 8 Pages

                      (iv)  Shared power to dispose or to direct the disposition of: 2,150,000 shares.

            3. Arthur Cohen

                  (a) Amount beneficially owned: 2,150,000 shares.

                  (b) Percent of class: 5.6% (determined as set forth in
                      paragraph 1(b) of this Item 4)

                  (c) Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote: 0

                      (ii)  Shared power to vote or to direct the vote:
                            2,150,000 shares.

                      (iii) Sole power to dispose or to direct the disposition
                            of: 0

                      (iv)  Shared power to dispose or to direct the disposition of: 2,150,000 shares.

Item 5. Ownership of Five Percent or less of a Class:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

             The Common Stock reported herein is held by certain accounts managed by HealthCor Management, L.P. in a fiduciary or
             representative capacity. Accordingly, persons other than the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities; however, no such person has an interest that relates to more than five percent of the class.

Item 7.     Identification and Classification of the Subsidiary Which Acquired
            the Security Being Reported on By the Parent Holding Company or
            Control Person.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

                                                               Page 7 of 8 Pages

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 8 of 8 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 9, 2006

                            HEALTHCOR MANAGEMENT, L.P.

                            By:  HealthCor Associates, LLC, general partner of
                                 HealthCor Management, L.P.

                                 By: /s/ Arthur Cohen
                                     ----------------
                                 Name: Arthur Cohen
                                 Title: Manager

                                 By: /s/ Joseph Healey
                                     -----------------
                                 Name: Joseph Healey
                                 Title: Manager

                            /s/ Joseph Healey
                            -----------------
                            JOSEPH HEALEY, Individually

                            /s/ Arthur Cohen
                            ----------------
                            ARTHUR COHEN, Individually